SHILOH INDUSTRIES REPORTS SECOND-QUARTER FISCAL 2019 RESULTS

VALLEY CITY, Ohio, June 10, 2019 (BUSINESS WIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise, and vibration solutions to the automotive, commercial vehicle and other industrial markets, today reported financial results for its fiscal 2019 second-quarter ended April 30, 2019.

Second Quarter 2019 Highlights:

•	Revenues were $273.4 million.

•	Gross profit was $28.7 million with a gross margin of 10.5%.

•	Net income was $1.1 million or 5 cents per diluted share.

•	Adjusted earnings per diluted share was 24 cents, consistent with the second quarter of 2018.

•	Adjusted EBITDA was $23.3 million, an increase of 14.8% year-over-year.

•	Adjusted EBITDA margin was 8.5%, an expansion of 170 basis points year-over-year.

"We made significant progress increasing our profitability as we continue to execute exciting new launches of products containing our innovative and leading technology," said Ramzi Hermiz, president and chief executive officer. "These launches provide Shiloh with recurring revenue streams and strengthen our product mix. We are also excited about our new business awards of approximately $300 million won in the first half of our fiscal year and remain optimistic despite market uncertainties. We expect our preemptive actions and restructuring initiatives will continue to mitigate market softness and contribute to our profitability. As we look toward the second half, we expect to deliver full year guidance and are raising the mid-point of our adjusted EBITDA range."

2019 Outlook
Shiloh is maintaining its previously announced 2019 guidance for revenue to range from $1,000 million to $1,150 million and tightening the range of adjusted EBITDA to $65 million to $70 million from $62 million to $70 million.

Shiloh to Host Conference Call Today at 8:00 A.M. ET
Shiloh will host a conference call on Monday, June 10, 2019 at 8:00 A.M. Eastern Time to discuss Shiloh's second quarter fiscal 2019 financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh Industries second quarter fiscal 2019 results conference call. A replay will be available after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13688285. The replay will be available until July 1, 2019. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Shiloh's website at www.shiloh.com.

Investor Contact:
For inquiries, please contact our Investor Relations department at: 1-330-558-2601 or at investors@shiloh.com.

About Shiloh Industries, Inc.
Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. Shiloh designs and manufactures products within body structure, chassis and propulsion systems. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore® acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has approximately 4,000 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements

Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in our expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under agreements related to our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under agreements related to our outstanding indebtedness; (19) pension plan funding requirements; and (20) other factors besides those listed here could also materially affect our business. See "Part II, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.

Non-GAAP Financial Measures
This press release may include non-GAAP financial measures, including “EBITDA,” “adjusted EBITDA ," "adjusted EBITDA margin" and "adjusted earnings per share." We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We define adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share excludes certain income and expense items as shown in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives to the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted Earnings Per Share Reconciliation	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
Net income (loss) per common share (GAAP)
Basic	$0.05	$0.17	$(0.15)	$0.38
Tax Cuts and Jobs Act, impact	—	—	—	(0.14)
Restructuring	0.15	0.05	0.25	0.10
Amortization of intangibles	0.02	0.02	0.03	0.04
Legal and professional fees	0.02	—	0.07	0.01
Adjusted basic earnings (loss) per share (non-GAAP)	$0.24	$0.24	$0.20	$0.39

Adjusted EBITDA Reconciliation	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
Net income (loss)	$1,112	$4,025	$(3,586)	$8,883
Depreciation and amortization	11,498	11,298	23,358	21,414
Interest expense	3,847	2,642	7,197	4,977
Provision (benefit) for income taxes	1,448	218	(1,639)	(2,840)
EBITDA (non-GAAP)	17,905	18,183	25,330	32,434
Restructuring	4,460	1,483	7,466	2,997
Legal and professional fees	461	83	2,096	367
Stock compensation	445	526	990	1,042
Adjusted EBITDA (non-GAAP)	$23,271	$20,275	$35,882	$36,840
Adjusted EBITDA margin (non-GAAP)	8.5%	6.8%	6.7%	6.8%

SHILOH INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	April 30, 2019	October 31, 2018

	(Unaudited)
ASSETS:
Cash and cash equivalents	$17,660	$16,843
Accounts receivable, net	192,125	209,733
Related party accounts receivable	2,306	996
Prepaid income taxes	1,898	1,391
Inventories, net	67,323	71,412
Prepaid expenses	10,083	10,478
Other current assets	8,838	22,124
Total current assets	300,233	332,977
Property, plant and equipment, net	329,359	316,176
Goodwill	27,421	27,376
Intangible assets, net	13,973	14,939
Deferred income taxes	5,734	5,665
Other assets	6,470	12,542
Total assets	$683,190	$709,675
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$484	$1,327
Accounts payable	180,793	177,400
Other accrued expenses	39,405	63,031
Accrued income taxes	90	1,874
Total current liabilities	220,772	243,632
Long-term debt	247,597	245,351
Long-term benefit liabilities	15,677	15,553
Deferred income taxes	801	2,894
Other liabilities	3,190	2,723
Total liabilities	488,037	510,153
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at April 30, 2019 and October 31, 2018, respectively	—	—
Common stock, par value $0.01 per share; 75,000,000 and 50,000,000 shares authorized at April 30, 2019 and October 31, 2018, respectively; 23,762,075 and 23,417,107 shares issued and outstanding at April 30, 2019 and October 31, 2018, respectively	238	234
Paid-in capital	115,391	114,405
Retained earnings	132,227	135,813
Accumulated other comprehensive loss, net	(52,703)	(50,930)
Total stockholders’ equity	195,153	199,522
Total liabilities and stockholders’ equity	$683,190	$709,675

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$273,370	$297,340	$532,303	$545,006
Cost of sales	244,691	265,837	489,933	485,613
Gross profit	28,679	31,503	42,370	59,393
Selling, general & administrative expenses	16,879	22,146	32,964	43,386
Amortization of intangible assets	519	595	1,040	1,160
Restructuring	4,460	1,483	7,466	2,997
Operating income	6,821	7,279	900	11,850
Interest expense	3,848	2,645	7,203	4,985
Interest income	(1)	(3)	(6)	(8)
Other (income) expense, net	414	394	(1,072)	830
Income (loss) before income taxes	2,560	4,243	(5,225)	6,043
Provision (benefit) for income taxes	1,448	218	(1,639)	(2,840)
Net income (loss)	$1,112	$4,025	$(3,586)	$8,883
Income (loss) per share:
Basic earnings (loss) per share	$0.05	$0.17	$(0.15)	$0.38
Basic weighted average number of common shares	23,516	23,222	23,450	23,164
Diluted earnings (loss) per share	$0.05	$0.17	$(0.15)	$0.38
Diluted weighted average number of common shares	23,559	23,357	23,450	23,311

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Six Months Ended April 30,
	2019	2018
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,586)	$8,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,358	21,414
Amortization of deferred financing costs	596	621
Restructuring	1,272	581
Deferred income taxes	(2,739)	(2,949)
Stock-based compensation expense	990	1,042
(Gain) loss on sale of assets	(4,156)	60
Loss on marketable securities	25	—
Changes in operating assets and liabilities:
Accounts receivable, net	25,456	2,294
Inventories, net	7,196	1,287
Prepaids and other assets	2,432	(4,445)
Payables and other liabilities	(33,669)	(7,286)
Prepaid and accrued income taxes	(4,419)	(1,442)
Net cash provided by operating activities	12,756	20,060
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,248)	(23,772)
Acquisitions, net of cash required	—	(62,481)
Derivative settlements	5,855	—
Proceeds from sale of assets	12,339	70
Net cash used in investing activities	(15,054)	(86,183)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(370)	(448)
Proceeds from long-term borrowings	140,700	174,900
Repayments of long-term borrowings	(138,200)	(100,161)
Payment of deferred financing costs	—	(103)
Proceeds from exercise of stock options	—	33
Net cash provided by financing activities	2,130	74,221
Effect of foreign currency exchange rate fluctuations on cash	985	779
Net increase in cash and cash equivalents	817	8,877
Cash and cash equivalents at beginning of period	16,843	8,736
Cash and cash equivalents at end of period	$17,660	$17,613